Exhibit 107

Calculation of Filing Fee Tables

FORM F-1/A

(Form Type)

MEDIROM HEALTHCARE TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	-	-	-		-		-		-		-	-
Fees Previously Paid	Equity	Common Shares, no par value(1)	457	(c)	920,000	(2)	$6.71	(3)	$6,168,600.00	(3)	0.0000927	$571.83
Carry Forward Securities	-	-	-		-		-		-		-	-
	Total Offering Amounts								$6,168,600.00	(3)		$571.83
	Total Fees Previously Paid											571.83
	Total Fee Offsets											-
	Net Fee Due											$0.00

(1) American Depositary Shares (which we refer to as “ADSs”) issuable upon deposit of the common shares registered hereby have been registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-251170), which was declared effective on December 28, 2020. Each ADS represents one common share.

(2) Includes 120,000 common shares represented by ADSs, which the underwriters have an option to purchase.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of shares of ADSs as reported on The Nasdaq Capital Market on February 10, 2022.